CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-58324, No. 333-90076 and No. 333-110068) and on Form S-3 (No. 333-105789, No. 333-109057 and No. 333-112599) of Agere Systems Inc. of our report dated October 21, 2004 relating to the financial statements, which appears in this Form 10-K.

Florham Park, New Jersey
December 13, 2004